EXHIBIT 16.2
                                  ------------


March 21, 2001


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K/A dated January 16, 2001 of Omni Doors, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to us.

Very truly yours,

 /S/ Hein + Associates LLP

HEIN + ASSOCIATES LLP